UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

Genasys Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16262 West Bernardo Drive
San Diego, California		92127
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 676-1112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	GNSS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2025, Genasys Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Cooperation Agreement (the “A&R Cooperation Agreement”) with Nicoya Capital LLC, Nicoya Fund LLC and Nicoya Genasys-SPV LLC (collectively, the “Investor Parties”), affiliates of Company director R. Rimmy Malhotra, which amended and restated the terms of the Cooperation Agreement, dated as of January 14, 2025, by and between the Company and the Investor Parties. In connection with the A&R Cooperation Agreement, the Company agreed to, among other things, nominate Richard S. Danforth, Susan Lee Schmeiser, William H. Dodd, W. Craig Fugate and Mr. Malhotra for election to the Board of Directors of the Company (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and to collaborate with the Investor Parties in good faith to identify a mutually acceptable nominee for membership on the Board to serve as a director and be appointed as Chair of the Audit Committee of the Board, subject to securities laws and exchange rules. The A&R Cooperation Agreement also provides for Richard H. Osgood III and Mark Culhane to serve on the Company’s strategic advisory committee beginning with the date of the 2026 Annual Meeting, and for Mr. Malhotra to serve as interim Chair of the Audit Committee in the event a mutually acceptable nominee is not identified and agreed upon prior to the filing of the Company’s quarterly report for the period ending June 30, 2026.

Pursuant to the A&R Cooperation Agreement, the Investor Parties agreed to abide by certain standstill restrictions during the term of the A&R Cooperation Agreement. The A&R Cooperation Agreement also includes procedures regarding any replacement of Mr. Malhotra during the term of the agreement and a mutual non-disparagement provision. The A&R Cooperation Agreement will remain effective until the earlier of (a) the date that is 15 calendar days prior to the deadline set forth in the Company’s Restated Bylaws for the stockholder nomination of director candidates for election to the Board at the Company’s 2027 Annual Meeting of Stockholders, (b) any material breach of the A&R Cooperation Agreement by the Investor Parties, Mr. Malhotra or any director appointed to replace Mr. Malhotra not being cured within five business days’ written notice by the Company to the Investor Parties; provided that the Company is not then in material breach of the A&R Cooperation Agreement, or (c) applicable at any time beginning with the 2026 Annual Meeting, five days after the resignation of Mr. Malhotra from the Board and simultaneous delivery by the Investor Parties to the Company of a written representation that the Investor Parties irrevocably waive their right to appoint a director to replace Mr. Malhotra.

The A&R Cooperation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the A&R Cooperation Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the A&R Cooperation Agreement, the Board nominated Messrs. Danforth, Dodd, Fugate and Malhotra and Ms. Schmeiser for election to the Board at the 2026 Annual Meeting. As a result, Mark Culhane will not stand for re-election, which is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Culhane has served as a director since July 2024 and will continue to serve as a director for the remainder of his term until the 2026 Annual Meeting.

Item 7.01 Regulation FD Disclosure.

In accordance with the terms of the First Amendment, dated May 9, 2025, to Term Loan and Security Agreement among the Company, Evertel Technologies, LLC, Zonehaven LLC, Genasys Puerto Rico, LLC, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent, on December 29, 2025, the Company repaid in full the additional $4 million term loan extended pursuant to such amendment, plus related interest and fees. The $15 million term loan extended on May 13, 2024 remains outstanding.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	A&R Cooperation Agreement, dated as of December 19, 2025, by and among Genasys Inc., Nicoya Capital LLC, Nicoya Fund LLC and Nicoya Genasys-SPV LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genasys Inc.

Date:	December 29, 2025	By:	/s/ Richard S. Danforth
Richard S. Danforth Chief Executive Officer